Ex. 99.28(p)(1)(i)

JACKSON HOLDINGS LLC IDENTIFIED ENTITIES

Code of Ethics and Conduct

Effective July 1, 2019

i	Code of Ethics and Conduct Version 2019.1 FINAL Effective 1 July 2019

Document Control

Amendment History

Version	Date	Amended By	Comment
2019.0 Draft	29 May 2019	Wes Wetherell	Revised and Restated version 1 – Approved by JNAM*, PPM, JNLD, and Eastspring U.S. CCOs *Subject to review and approval by Fund counsel
2019.0	30 May 2019	Wes Wetherell	Submitted to JNAM, PPM, and JNLD Boards for approval
2019.1	1 July 2019	Wes Wetherell	Effective Date. Also, addition of Section IV.E.2.d incorporating previous Code provision relating to 30 day hold/re-hold requirements for Reportable Funds (omitted from 2019.0 in error).

Document Information
Title	CODE OF ETHICS AND CONDUCT
Reference
Location	Jackson Holdings Compliance File
Owner	Jackson Holdings Compliance
Prepared by	Jackson Holdings Compliance

Approval

Name	Version	Date Approved
• PPM Board of Directors • JNAM Board of Managers • JNLD Board of Managers • EASTSPRING U.S. Board of Directors • JACKSON FUNDS BOARD OF TRUSTEES • PPM FUNDS BOARD OF TRUSTEES	Version 2019.1 Final	• (PPM) 10 June 2019 • (JNAM) 10 June 2019 • (JNLD) 10 June 2019 • (EASTSPRING) TBD • (JACKSON FUNDS) TBD • (PPM FUNDS) TBD

The next scheduled review is due: 1 July 2020.

ii	Code of Ethics and Conduct Version 2019.1 FINAL Effective 1 July 2019

Table of Contents

Summary of Covered Person Categorization Identifications and Application of Personal

iii	Code of Ethics and Conduct Version 2019.1 FINAL Effective 1 July 2019

iv	Code of Ethics and Conduct Version 2019.1 FINAL Effective 1 July 2019

SUMMARY OF Covered Person categorization identifications

and

application of the personal trading rules

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Jackson Holdings LLC Identified Entities

CODE OF ETHICS AND CONDUCT

I.	Introduction

Jackson Holdings LLC and its subsidiaries and affiliates (“Jackson Holdings”) seek to conduct their businesses openly, honestly, and ethically.

The Jackson Holdings entities identified in Section II.A. below (“Identified Entities”) are also subject to certain regulatory requirements, which are addressed in this Code of Ethics. As background:

•	Entities serving as registered investment advisers owe their clients, and the shareholders of any investment company for which they serve as adviser or sub-adviser, the highest duty of diligence and loyalty. The U.S. Securities and Exchange Commission (the “SEC”) has adopted Rule 204A-1 under the Investment Advisers Act of 1940 as amended (the “Advisers Act”), which requires registered investment advisers to adopt a code of ethics setting forth standards of conduct expected of their advisory personnel and addressing conflicts that arise from personal trading by advisory personnel.
•	Further, entities serving as (i) adviser or sub-adviser or (ii) principal underwriter to any investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and the investment companies themselves or similar entities are also required by Rule 17j-1 under the 1940 Act to adopt a code of ethics subject to approval at least annually by the board of directors of each investment company which hold associates to a high standard of integrity and business practices, and strive to avoid conflicts of interest or the appearance of conflicts of interest in connection with its dealings with such registered investment companies.

This Code of Ethics and Conduct (the “Code of Ethics” or “Code”) supplements policies established by Jackson Holdings and its parent Prudential plc (“UK Parent”)1, including the:

•	UK Parent Information Sharing and Securities Dealing Policy;
•	Jackson Holdings LLC Inside Information Policies and Procedures;
•	Jackson Holdings LLC Conflicts of Interest Policy;
•	Jackson Holdings LLC Personal Account Disclosure Policy; and
•	NABU Information Security Policy and Information Security Standards.

1 Except with respect to the Code of Ethics, the Jackson Funds and PPM Funds as defined below are not subject to the policies established by Jackson Holdings or its UK Parent. Copies of each of the above referenced Policies are available on JACK! under the “Policies” tab.

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Each Identified Entity has also adopted other policies, which are contained in their respective Compliance Manuals, which may include policies and procedures relating to (i) Inside Information and Information Barriers, (ii) Gifts and Business Entertainment, (iii) Political Contributions to State and Local Government Entity Officials, and various other procedures which address potential conflicts of interest applicable to each Identified Entity’s business. Everyone subject to this Code of Ethics should carefully review the policies and procedures contained in the Compliance Manual of each Identified Entity with which they are associated to fulfill their responsibilities thereunder.

If any provision of this Code of Ethics appears to conflict with another policy of the UK Parent, Jackson Holdings or one of its subsidiaries and an associate is unsure about how to proceed, then the associate should consult his or her Compliance Department for guidance.

II.	Scope and Application of the Code of Ethics
A.	Identified Entities

This Code of Ethics applies to the following Identified Entities:

1.      PPM America, Inc., PPM Loan Management Company, LLC, each registered investment advisers, and PPM America, Inc.’s immediate parent company, PPM Holdings, Inc. (referred to collectively in the Code of Ethics as “PPM”);

2.      Jackson National Asset Management, LLC (“JNAM”), a registered investment adviser;

3.      Jackson National Life Distributors LLC (“JNLD”), principal underwriter for registered investment companies advised by PPM and/or JNAM;

4.      Eastspring Investments Incorporated (“Eastspring U.S.”), a registered investment adviser and indirect wholly owned subsidiary of the UK Parent located in the office space of PPM and JNAM; and

5.      Registered investment companies for which PPM, JNAM, or JNLD serve as investment advisers or principal underwriters (the “Jackson Funds” and the “PPM Funds” and collectively the “Funds”).

B.	Covered Persons

The Code of Ethics applies to all Supervised Persons and Access Persons of each Identified Entity as defined below. Supervised Persons and Access Persons are collectively referred to as “Covered Persons.”

1.      Supervised Persons. A “Supervised Person” is any person under the oversight of an Identified Entity, including each partner, officer, director (or other person occupying a

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similar status or performing similar functions), associate, temporary employee, independent contractor, or any other person deemed appropriate to be covered under this Code of Ethics as determined by the applicable Identified Entity’s Chief Compliance Officer (“CCO”).

2.      Access Persons. Certain Supervised Persons are subject to heightened personal securities trading and oversight under the Code of Ethics and accordingly are deemed to be an “Access Person.” An Access Person is a Supervised Person of an Identified Entity who (i) makes, or has access to, recommendations to clients that are not public (i.e., information about transactions before they are effected) (“Pre-Trade Confidential Information”) and (ii) has access to non-public information about purchases, sales, and holdings in client accounts (i.e., information about transactions at the time, or after, they are made) (“Post-Trade Confidential Information”).

a.      Categories of Access Persons

Based on the degree of access to client information, the Code of Ethics establishes the following categories of Access Persons for each Identified Entity:

i.        Non-Employee Access Persons. A “Non-Employee Access Person” is any associate of Jackson Holdings or its subsidiaries who has access to Post-Trade Confidential Information of an Identified Entity but is not an employee of the Identified Entity (for example, an associate who serves as a member of the Identified Entity’s board of directors/managers).

While Non-Employee Access Persons may have access to Post-Trade Confidential Information because of their involvement with an Identified Entity, they may not obtain Pre-Trade Confidential Information or otherwise participate in the day-to-day investment activities of the Identified Entity.

Non-Employee Access Persons of each Identified Entity are subject to all requirements under the Code of Ethics except for the Rules Applicable to General Access Person Requirements (Section IV.E.3) and the Rules Applicable to Investment Access Persons (Section IV.E.4) below.

ii.        General Access Persons. A “General Access Person” is any Supervised Person who in connection with his or her regular functions or duties, has access to Post-Trade Confidential Information.2

2 A Supervised Person will not necessarily be deemed to be a General Access Person merely by assisting in the preparation of public reports or receiving public reports.

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General Access Persons of each Identified Entity are subject to all requirements under the Code of Ethics except for the Rules Applicable to Investment Access Persons (Section IV.E.4) below.

iii.        Investment Access Persons. An “Investment Access Person” is any Supervised Person of an Identified Entity who, in connection with his or her regular functions or duties, has access to Pre-Trade and Post-Trade Confidential Information.

In determining whether someone should be deemed to be an Investment Access Person, the Identified Entity CCO shall consider whether he or she has access to “potentially sensitive trading information” as defined under the UK Parent Group Personal Account Dealing Policy.

Investment Access Persons of each Identified Entity are subject to all requirements under the Code of Ethics.

C.	Determination of Covered Person Category

The Compliance Department of each Identified Entity shall determine (i) which of its Supervised Persons are Access Persons and (ii) their appropriate Access Person categorization. Unless otherwise determined by the CCO of the applicable Identified Entity, Covered Persons are generally categorized by the Identified Entities as follows:

1.      Independent Mutual Fund Directors. Directors, Trustees, or Managers of the Jackson Funds or PPM Funds who are not “interested persons” of PPM, JNAM, JNLD, or Eastspring U.S. as defined under Section 2(a)(19) of the 1940 Act (“Independent Mutual Fund Directors”) are deemed to be Supervised Persons only. They are not Access Persons of any Identified Entity unless so deemed by the Identified Entity’s CCO.

2.      Non-Employees Serving in Identified Entity Roles. Individuals (i) serving on the Board of Managers or Directors of an Identified Entity or (ii) providing support or services to an Identified Entity who are not employees of that Identified Entity are deemed to be Non-Employee Access Persons.

3.      JNLD Associates. All associates of JNLD are deemed to be Supervised Persons only and not Access Persons.

a.      While Supervised Persons are generally exempt from certain provisions of this Code of Ethics, JNLD Supervised Persons are required pursuant to FINRA to comply with certain reporting requirements referenced in this Code of Ethics for Personal Trading Accounts; and

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b.      JNLD Supervised Persons are also subject to the Personal Securities Transactions Rules applicable to all Covered Persons in Section IV.E.1 below, including prohibitions on certain transactions in UK Parent Company securities.

4.      JNAM Associates. Generally, all associates of JNAM are deemed to be General Access Persons, except that the Investment Management Group are deemed to be Investment Access Persons in relation to identified ETF trading.

5.      PPM Associates. Generally, all associates of PPM are deemed to be Investment Access Persons.

A summary of the Identified Entity Covered Person categorization identifications and the respective application of the personal trading rules is included on page v above.

D.	Other Definitions

1.      “Beneficial Interest.” A Covered Person has a Beneficial Interest in a Security in which he or she has a direct or indirect opportunity to profit or share in any profit derived from the transaction in a Security and includes transactions in (i) the personal account of a Covered Person, (ii) the account of any immediate family member of the Covered Person living in the Covered Person’s home; (iii) any other account in which the Covered Person has a direct or indirect financial or beneficial ownership interest; and (iv) any account (other than an account for a client) controlled by or under the influence of the Covered Person.

As required by the SEC, Beneficial Interest is defined broadly; see Appendix A to the Code of Ethics for specific examples of ownership arrangements where a Covered Person will be deemed to have a Beneficial Interest in a security. Having a Beneficial Interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

Any report required by the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security listed on the report.

2.      “Compliance Department” as used herein refers to such person or persons designated by each respective Identified Entity’s CCO from time to time.

3.      “Confidential Information” refers to information concerning (i) client portfolios or activities, (ii) the business, operations, plans, finances, employees, and assets of the applicable Identified Entity or Entities or (iii) other information that is not generally known outside of such Identified Entity and/or its affiliates and other related entities.

4.      "Front-Running” refers to executing a Personal Securities Transaction in the same or an underlying Security, based on the knowledge of a forthcoming transaction or

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recommendation for purchase or sale by the applicable Identified Entity for an account of a client.

5.      “Initial Public Offering” refers to an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934

6.      A “Managed Account” is an account in which a Covered Person has a Beneficial Interest, but the:

a.      Access Person has no direct or indirect influence or control (e.g., transactions effected for an Access Person by a trustee of a blind trust), or

b.      Personal Trading Account is managed on a discretionary basis by a person other than the Access Person, over which the Access Person does not exercise influence or control, and for which the Access Person is neither consulted nor advised of purchase or sale transactions before such transactions are executed.

7.      A “Personal Securities Transaction” is a transaction in a security by or for the benefit of a Covered Person, including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.

8.      Personal Trading Account” refers to any account in which a Covered Person has a Beneficial Interest and the ability to effect the purchase or sale of a Security that is not an Exempt Transaction (Section IV.B) at a broker-dealer, bank, or other financial institution. For the purpose of this definition, it is irrelevant whether a Covered Person actually effects purchases or sales of a Security that is not an Exempt Transaction in an account. The test is whether the Covered Person has the ability to effect the purchase or sale of a Security that is not an Exempt Transaction in the account.

9.      “PTA” refers to the FIS Protegent Personal Trading Assistant System, which is an electronic personal securities trading compliance system employed by certain of the Identified Entities to facilitate, among other things, Personal Trading Account reporting and Personal Securities Transaction review and approval.

10.  “Reportable Fund” refers to any registered investment company for which an Identified Entity serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or any registered investment company whose investment adviser or principal underwriter controls the Identified Entity, is controlled by the Identified Entity, or is under common control3 with the Identified Entity.

3 For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act.

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The Jackson Funds and the PPM Funds are Reportable Funds for purposes of this Code of Ethics.

11.  A “Security” is defined very broadly for purposes of this Code of Ethics, and includes any note, stock, bond, debenture, investment contract, or limited partnership interest and includes any right to acquire any security (i.e., options, warrants, and futures contracts) and investments in investment funds, hedge funds and investment clubs.

III.	General Standards Applicable to all Covered Persons
A.	Fair Dealing

Each Covered Person shall act in a manner consistent with the obligation of the applicable Identified Entity and deal fairly with all clients when taking investment action. For example, a Covered Person may not use Pre-Trade or Post-Trade Confidential Information, or usurp a client investment opportunity, for his or her personal advantage, whether it disadvantages a client or not.

B.	Confidentiality

Covered Persons must maintain the confidentiality of clients’ and the Identified Entity’s Confidential Information both during and after employment with such Identified Entity. Specific responsibilities related to the use of Confidential Information are set forth in the Jackson Holdings LLC Policies listed in Section I. above.

C.	Service as a Director

No Covered Person shall serve on the board of directors (or equivalent) of any for-profit company or charitable organization, except in accordance with the compliance procedures for the applicable Identified Entity or Entities.

IV.              Personal Securities Transaction Rules Applicable to Access Persons

A.	Overview

In addition to the General Standards Applicable to All Covered Persons (Section III above), this Code of Ethics regulates Personal Securities Transactions.

B.	Exempt Transactions

Except as noted below, the following transactions are exempt from the Personal Securities Transaction Rules in this Section IV and the Reporting requirements under Section V below:

1.      Rights Offerings. Purchases of securities by exercising rights that were issued by an issuer pro rata to all holders of a class of securities, but only if the Covered Person

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acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of such rights so acquired;

2.      Open End Funds. Securities transactions involving shares of registered open-end investment companies, except for Reportable Funds;

3.      Government Securities. Securities transactions involving direct obligations of the government of the United States (i.e., Cash Management Bills, Treasury Bills, Treasury Notes, Treasury Bonds and STRIPS), and any state or municipal government (Municipal Bonds);

4.      Short-Term Instruments. Securities transactions involving bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements, auction rate or remarketed preferred shares of closed-end exchange traded funds;

5.      Money Market Funds. Securities transactions involving shares issued by money market funds;

6.      Unit Investment Trusts. Securities transactions involving units issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds;

7.      529 Plans. Securities Transactions involving qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (a “529 Plan”), provided no Identified Entity serves as investment adviser and no control affiliates manages, distributes, markets, or underwrites the 529 Plan; and

8.      Commodities. Transactions involving physical commodities, including options, futures, or other derivative instruments on physical commodities.

C.	Managed Accounts

Transactions in Managed Accounts are exempt from the Prohibited Personal Securities Transactions and Related Procedures requirements of Section IV.E. below but are subject to certain of the Reporting Requirements of Section V.

1.      Required Documentation. An Access Person must provide documentation verifying that an account meets the definition of Managed Account, together with all pertinent information about the trustee or third-party manager’s relationship to the Access Person.

2.      Account Review. The Identified Entity’s Compliance Department will perform a periodic review of Managed Account transactions against provisions of the Code of Ethics. Access Persons will be required to provide Managed Account transactions for a specific period when subject to such review.

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3.      Certification. All Access Persons disclosing Managed Accounts will be required to certify quarterly that the Covered Person did not exercise influence or control and was neither consulted nor advised of transactions ahead of trading.

D.	Personal Trading Accounts

1.      PTA System. Each Access Person subject to this Code of Ethics who has reportable Personal Trading Accounts and/or affects Personal Securities Transactions must be familiar with how PTA works. If at any time PTA is not functioning correctly, General Access Persons or Investment Access Persons required to pre-clear Personal Securities Transactions may not affect a personal trade until the problem has been addressed, or they have received appropriate direction from their respective Identified Entity’s Compliance Department. Additional information for use of the PTA system is included in Appendix C.

2.      Opening Personal Trading Accounts. Access Persons who open a Personal Trading Account shall provide prompt4 notification of the opening of such account to their Compliance Department.

•	JNLD Supervised Persons must obtain approval from their Compliance Department prior to opening a Personal Securities Account. In addition, JNLD Supervised Persons are subject to additional reporting, training, and other requirements as set forth in the JNLD Written Supervisory Procedures.

3.      Closing Personal Trading Accounts. When an Access Person closes an existing Personal Trading Account, or no longer has influence or control over a Personal Trading account he or she shall promptly report such events to their Compliance Department.

E.	Prohibited Personal Securities Transactions and Related Procedures

1.      Rules Applicable to All Covered Persons. The following transactions are prohibited and, except as noted below, apply to all Covered Persons:

a.      Front-Running. No Covered Person shall engage in “front-running” a client order or recommendation.

b.      Securities on Restricted Lists; Inside Information Policy. No Covered Person may execute a Personal Securities Transaction to the extent prohibited by applicable

4 Notice should generally be given concurrent with the opening of an account, and in normal circumstances, not later than 10 calendar days thereafter.

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policies and procedures relating to handling material, non-public information (“Inside Information”) established by the applicable Identified Entity or Entities.

c.	Transactions in UK Parent Company Stock

i.        UK Parent Policy. No Covered Persons (except Independent Directors of the Jackson or PPM Funds) may engage in any transactions in UK Parent Company Securities unless permitted under the UK Parent Information Sharing and Securities Dealing Policy5 for trading in UK Parent securities.

ii.        Short Sales. No Covered Person (except Independent Directors of the Jackson or PPM Funds) may engage in any “short-selling” of Prudential plc securities (symbols include but are not limited to NYSE Ticker Symbol PUK, London: PRU.L, Hong Kong: 2378).

2.	Rules Applicable to All Access Persons

No Access Person may purchase or sell any Security in which the Access Person has, or by reason of such transaction acquires, a direct or indirect Beneficial Interest, except in accordance with this Code of Ethics. In addition to the transactions listed in sub-section (1) above, Non-Employee Access Persons, General Access Persons, and Investment Access Persons are subject to the following:

a.      Dealing with Clients. No Access Person may sell or purchase any security to or from a client portfolio for that Access Person’s account, for any account in which the Access Person has or would have a Beneficial Interest, or for any account directly or indirectly controlled by or under the influence of the Access Person.

b.      Initial Public Offerings. No Access Person may purchase any equity security or any security convertible into an equity security in an Initial Public Offering of that security.

c.       Private Placements. No Access Person may purchase or sell, directly or indirectly, any security in a private placement without the prior written approval of the CCO of their applicable Identified Entity.

d.      Minimum Holding and Re-Holding Periods for Reportable Funds. Shares of Reportable Funds acquired by an Access Person, including those held in the Jackson 401(K) Plan, may not be sold for a minimum of thirty (30) calendar days following

5 The Information Sharing and Securities Dealing Policy, in relevant part, places restrictions on certain employees by requiring prior permission and preventing dealing in UK Parent securities ahead of financial results announcements (during “Closed Periods”). The Policy is available in the Group Governance Manual, and questions relating to the application of the Policy should be directed to your Compliance Department.

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their purchase or repurchased for a minimum of thirty (30) calendar days following the sale.

3.	Rules Applicable to General Access Persons and Investment Access Persons

In addition to the transactions listed Sections IV.E.1 and IV.E.2 above, all General Access Persons and Investment Access Persons are subject to the following:

a.      Preclearance. General Access Persons and Investment Access Persons must obtain approval of their Personal Securities Transactions. Accordingly, except for Exempt Transactions and as otherwise identified in Section IV.E.3.b below, each proposed Personal Securities Transaction is required to be precleared in PTA. Additional instructions for preclearance in PTA are included in Appendix C.

i.       Approval Window for Approved Transactions. Except as set forth below with regard to PPM Access Persons, preclearance approvals obtained are effective for up to three business days. Should the time period for executing a proposed transaction lapse (i.e., trade is not completed within the allotted time period), the individual is prohibited from executing the trade until a new preclearance request is submitted and approved.

•	PPM: Any PTA preclearance approval for a securities transaction is effective for the same business day only on which the approval is granted. Good-till-cancel orders are prohibited.
•	JNAM: JNAM Access Persons may request a market pre-clearance, which is effective for same business day only or a limit pre-clearance, which is effective for three business days. All orders must be entered as either “market” or “day-limit” orders to prevent executions from occurring outside of the applicable approval window. Good-till-cancel orders are prohibited.

ii.       Approval of a Personal Trading Request. PTA generally will approve a Personal Securities Transaction if:

•	The transaction is not prohibited by the Code of Ethics;
•	The transaction does not violate other applicable policies established by each applicable Identified Entity or Entities (for example, policies and procedures relating to Inside Information); and
•	The transaction does not violate any other rules established in PTA by the Identified Entity’s Compliance Department from time to time.

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iii.        De Minimis Trades. Preclearance requests for personal trades not exceeding 500 shares or $10,000 in large-capitalization securities (securities with over $10 billion in market capitalization) that would normally be restricted due to a blackout period may be approved by Compliance.

iv.       Effect of Preclearance Approval or Denial. If a Personal Securities Transaction is approved, the transaction may be affected during the window set forth in Section IV.E.3.a.i above. The approval of any Personal Securities Transaction does not relieve an individual of his or her responsibilities under the federal securities laws, including those relating to insider trading, or other applicable policies, including this Code of Ethics.

If a Personal Securities Transaction is denied, the transaction may not be affected.

b.	Securities Exempt from the Preclearance Requirements. The following transactions do not require preclearance:

i.        Exempt Transactions, as defined in Section IV.B;

ii.	Reportable Funds;

iii.        Participation in and acquisition of securities through an issuer’s automatic investment, DRP or other direct purchase plan (“DPP”), although sales of such securities acquired and changes in participation levels in a DPP must be precleared;

iv.        Any acquisition or disposition of securities that is non-volitional on the part of the individual, including:

•	Purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is affected based on the terms of the option and without action by the covered person (but not the writing of the option, which must be precleared);
•	“Sell Out” transactions initiated by a broker in connection with a margin call; and
•	Corporate actions, such as acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

v.        Sales as a result of an odd-lot tender offer (all other sales in connection with a tender offer must be precleared);

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vi.        Purchases or sales of listed index options or index futures contracts; and

vii.        For PPM only:

•	Purchases or sales of Exchange-Traded Funds.

4.                  Rules Applicable to Investment Access Persons. In addition to the requirements listed in Sections IV.E.1, IV.E.2, and IV.E.3 above, all Investment Access Persons are subject to the following:

a.      Blackout Period. No Investment Access Person may purchase or sell any security which:

i.       is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client);

ii.        has been purchased or sold by a client during any of the prior seven (7) calendar days; or

iii.        is being planned for purchase or sale on any client’s behalf during any of the next seven (7) calendar days. Trades executed in the (7) calendar days preceding the receipt of potentially sensitive trading information shall be reviewed for any potential conflicts.

Additionally, Personal Securities Transactions executed during that portion of the Blackout Period that would otherwise be prohibited by this Code of Ethics will not be deemed as a violation of the Code of Ethics if the Identified Entity’s Compliance Department subsequently determines that at the time of the transaction the Investment Access Person had no knowledge of any relevant potentially sensitive trading information relating to the transaction.

b.      Minimum Holding and Re-Holding Periods. A Security (including shares of Reportable Funds) acquired by an Investment Access Person may not be sold for a minimum of thirty (30) calendar days following their purchase. Additionally, any Security sold by an Investment Access Person may not be repurchased for a minimum of thirty (30) calendar days following the sale.

c.       Short Sales Conflicting with Client Holdings. No Investment Access Person, with knowledge of client holdings, may sell short any security of an issuer held in any client account of the applicable Identified Entity or Entities.

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V.	Personal Securities Reporting
A.	General

Unless otherwise indicated, all Access Persons shall provide the reporting listed in this Section.

B.	Initial and Annual Account and Holdings Report

Upon designation as an Access Person by an Identified Entity and annually thereafter, each Access Person must submit to the Identified Entity’s Compliance Department the information contained in the Personal Securities Accounts and Holdings Report (“Personal Securities Report”) through the electronic certification process contained in PTA with respect to every security and securities account in which he or she has or expects to have a Beneficial Interest and every account (other than an account for a client) for which he or she exercises influence or control over investment decisions.

1.      Personal Trading Accounts. Access Persons must identify the brokerage firm or other entity at which each Personal Trading Account is maintained, including the title of the account, the account number, and the name and address of the brokerage firm or other entity.

2.      Securities Holdings. Access Persons must also disclose the Securities held in each Personal Trading Account, including the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Access Person’s interest in the security, and the brokerage firm where it is held. Securities holdings may be reported through account statements provided to the Identified Entity’s Compliance Department as contemplated in this Code.

3.	Timing of Reports

a.      Initial Report. The initial Personal Securities Report must be provided to the Identified Entity’s Compliance Department within ten (10) calendar days after any designation as an Access Person by an applicable Identified Entity. The Report shall include their securities accounts and holdings as of the date of the individual’s designation.

b.      Annual Report. An annual Personal Securities Report shall be provided to the Identified Entity’s Compliance Department reporting each Access Person’s securities accounts and holdings as of December 31 of the prior year. The annual Personal Securities Report must be submitted no later than January 30th of the current year (30 days after December 31). Each Access Person is required to review his or her annual Personal Securities Account Report provided by the Compliance Department and either confirm its accuracy or, to the extent that securities accounts that are required to be disclosed are not reflected, or the report is otherwise inaccurate,

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report such securities accounts or corrections via PTA. In addition, to the extent that account statements containing applicable securities information have not been received by the Identified Entity’s Compliance Department, the Access Person shall provide copies of such statements or report such securities holdings on the Personal Securities Report or as otherwise permitted in writing by the Identified Entity’s Compliance Department.

C.	Confirmations and Statements

Upon request, the applicable Identified Entity Compliance Department must receive confirmations and account statements for each account listed by the Access Person in his or her Personal Securities Report for all Securities. To the extent possible, Personal Securities Account statements must be provided to the Identified Entity’s Compliance Department at least thirty (30) calendar days from quarter end.

D.	Quarterly Transaction Reporting

Each Access Person shall certify that all reportable Personal Securities Transactions have been reported to the Identified Entity’s Compliance Department within thirty (30) calendar days following the end of the quarter in which the transaction was completed. In most cases, an Access Person’s reporting obligations will be satisfied by certification to transactions reported in PTA based on the confirmations and Personal Transaction Account statements received by the Identified Entity Compliance Department. However, any transaction or any new account which, for any reason, is not included in PTA shall be reported by the Access Person when completing the quarterly certification.

Quarterly transaction reports, if provided by the Access Person and not the Access Person’s broker-dealer, shall include the following information for each transaction:

1.	The date of the transaction;
2.	Title, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;
3.	The nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);
4.	The price at which the transaction was affected;
5.	The name of the broker, dealer or bank with or through which the transaction was affected; and
6.	The date the report is submitted.

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E.	Personal Securities Transactions of Compliance Personnel

Compliance personnel may not review their own Access Person reporting. The Chief Compliance Officer and General Counsel at each Identified Entity shall have their reporting reviewed by someone designated by the CCO.

VI.	Reports of Violations of the Code, Laws and Rules, and Identified Entity Policies
A.	Responsibility to Report Violations and Suspected Violations of the Code

In accordance with the Code of Ethics and other applicable policies and procedures established by each applicable Identified Entity and its UK Parent including, but not limited to, the UK Parent Code of Business Conduct and other policies and procedures contained in the UK Parent Group Governance Manual, each Covered Person is responsible for reporting, promptly upon discovery, any evidence of an actual violation, or, to the extent reasonably believed by such Covered Person, any suspected material violation of the Code or of applicable law. Such reporting must be made to the Covered Person’s supervisor and to his or her Compliance Department or, as appropriate, reporting may be made, pursuant to the UK Parent Fraud Policy and Anti-Bribery Policy, by using the Confidential Reporting Line available on JACK!.

B.      Types of Reporting

Violations which may be subject to reporting include, but are not limited to, the following:

1.	Material violations of the provisions of the Code;
2.	Material violations of any policy or procedure adopted by or applicable to an Identified Entity;
3.	Material noncompliance with applicable laws, rules and regulations;
4.	Fraud or illegal acts involving any aspect of an applicable Identified Entity’s business;
5.	Material misstatements in regulatory filings, internal books and records, client records or reports; and
6.	Material deviations from required controls established in procedures that safeguard clients and each applicable Identified Entity.

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VII.	Administration of the Code of Ethics
A.	Communications

1.      Initial Communication, Training, and Certification. Upon designation as a Covered Person, each Covered Person will be provided with a copy of the Code of Ethics by the Identified Entity’s Compliance Department. The Identified Entity’s Compliance Department will also schedule appropriate training for each Access Person, including applicable requirements under the Code, applicable legal and regulatory requirements relating to personal trading, and the potential personal liability for failure to meeting the Code and applicable regulatory requirements. Under normal circumstances, each Access Person will be required to acknowledge his or her understanding of the Code’s prohibitions and requirements applicable to them via certification within ten (10) calendar days of being designated an Access Person.

2.      Annual and Periodic Training and Certification. Each year the Code will be recirculated or otherwise republished to all Covered Persons. The Compliance Department will then schedule appropriate training for Access Persons, including applicable requirements under the Code of Ethics, applicable legal and regulatory requirements relating to personal trading, and the potential personal liability for failure to meeting the Code of Ethics and applicable regulatory requirements.

Under normal circumstances, each Access Person is required to provide written affirmation that they have read and understand the Code and that the Access Person will comply with the applicable provisions of the Code within thirty (30) calendar days following recirculation. In addition, any material amendments to the Code will be circulated or published.

B.	Review of Personal Securities Transactions.

1.      Review of Confirmations. PTA matches duplicate trade confirmations that it has received electronically, or which have been entered into it manually, with all the preclearance entries, to test whether all executed trades received prior PTA authorization, if required.

If a Securities Transaction was affected which was required to be precleared, but for which no authorization or other prior written approval was obtained or which was executed after approval expired, the applicable Identified Entity Compliance Department shall review the circumstances of the transaction and the reason for the failure to follow required procedures with the Access Person and shall make a written record of the matter. A copy of that record shall be retained. This action does not preclude any other sanction for violation of the Code of Ethics.

2.      Periodic Review. The applicable Identified Entity’s Compliance Department shall review each Access Person’s Personal Securities Transactions, confirmations, and other

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account documentation to look for indications of improper Personal Securities Transactions. The Identified Entity’s Compliance Department may discuss any transaction with the Access Person who affected the trade and make such other inquiries deemed appropriate. The Identified Entity’s Compliance Department shall make a written record of any determination made and the reasons underlying that determination and report to the Chief Compliance Officer.

C.	Recordkeeping

The Identified Entity’s Compliance Department shall maintain the records listed below (unless otherwise indicated) for a period of five years, for the first two years in an easily accessible place:

1.      List of Covered Persons. A list of each Covered Person subject to the Code of Ethics during the period.

2.      Compliance Certificates. A record of each certification by all Covered Persons, as applicable, acknowledging receipt of copies of the Code of Ethics and acknowledging that they are subject to it, and, in the case of Supervised Persons subject to the Code of Ethics in prior periods with the exception of Independent Mutual Fund Directors, certifying that he or she complied with the applicable portions of the Code of Ethics during that prior period. Such certifications shall be maintained for each Covered Person for five years following the last date they were subject to the Code of Ethics.

3.      Codes of Ethics. A copy of each version of the Code of Ethics that has been in effect at any time during the period.

4.      Reports. A copy of each Personal Securities Report, PTA record, and confirmation submitted by an Access Person and a record of any known violation and action taken as a result thereof during the period.

5.      Private Placement Approval. A copy of each record evidencing prior approval of an acquisition by an Access Person of securities in a private placement, including rationale for approval, during the period.

6.      Exception Requests. A copy of each exception request submitted, including evidence of approval and the rationale supporting any exception granted during the period. Exception requests may be submitted on the form attached as Appendix B, or to the extent permitted by Compliance, via PTA.

D.	Annual Review of Procedures

The Code of Ethics shall be reviewed by each respective Identified Entity at least annually to assess its effectiveness, in conjunction with other applicable policies and procedures, in preventing improper and illegal personal securities trading by Access Persons.

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E.	Review by Identified Entity and Funds’ Boards

Each Identified Entity serving as an investment adviser, sub-adviser, or principal underwriter to a Reportable Fund, together with an appropriate officer of any such investment company (who may be an officer or employee of the Identified Entity) shall provide, at least annually, a written report to (i) its Board of Directors/Managers and (ii) the board of the Reportable Fund that:

1.       Summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.       Describes issues that arose during the previous year under the Code of Ethics or procedures concerning personal investing, including but not limited to information about material violations of the Code of Ethics and sanctions imposed;

3.       Certifies to the board when applicable that the investment adviser, and sub-advisers, and the principal underwriter have adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics; and

4.       Identifies any recommended changes in existing restrictions or procedures based upon experience under the Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

An Identified Entity may provide more frequent reporting to a Reportable Fund board at its request, which shall meet the foregoing annual report requirement and shall be considered an annual report.

F.	Notification of Reporting Obligations

The CCO of each Identified Entity (or his/her designee) will identify all Covered Persons of any Reportable Fund and inform such persons of their reporting obligations.

G.	Exemptions from the Code of Ethic’s Provisions

The Identified Entity’s Compliance Department for each Identified Entity has the authority to grant an exemption from any provision of this Code of Ethics (except the provisions requiring (i) reporting of Personal Securities Transactions for Access Persons and (ii) preclearance of acquisitions of securities in private placements) if, in the judgment of the applicable CCO, (a) compliance with the provision of the Code of Ethics would result in financial hardship to the Covered Person or (b) the proposed conduct involves no material opportunity for abuse and, in each case, the requested exemption would not result in any breach by the applicable Identified Entity of its duties to its clients. Exemptions from the Code of Ethics are expected to be granted rarely. Requests for an exemption from the Code may be submitted in writing using the form attached as Appendix B, or to the extent permitted by the Identified Entity’s Compliance Department, via PTA.

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VIII.	Consequences of Failing to Comply with the Code of Ethics

Sanctions will be based on the severity of the violations. The Identified Entity’s CCO will determine if violations are material or non-material. If the CCO of an applicable Identified Entity determines that a material violation of any of the provisions of this Code of Ethics has occurred, he or she shall report that determination to his or her management pursuant to the Identified Entity’s established internal and Audit Committee reporting processes and to any effected client, including, where applicable, the board of any Reportable Fund. Significant violations of the Code shall also be reported to the General Counsel of Jackson Holdings. Each applicable Identified Entity may impose such sanctions against the Covered Person as it deems appropriate under the circumstances. Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, suspension of trading, reduction in salary, censure, suspension, or termination of employment.

Violations of this Code of Ethics may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

Each Identified Entity’s CCO may also report conduct believed to violate the law or regulations applicable to the Identified Entity or the Covered Person to the appropriate regulatory authorities.

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Appendix A

EXAMPLES OF BENEFICIAL INTEREST/OWNERSHIP

You will be deemed to have a Beneficial Interest1 in a security for purposes of the Code of Ethics in the circumstances listed below.

1.	Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;
2.	Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;
3.	Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;
4.	Securities held in the name of any relative of you or your spouse (including an adult child) who is presently sharing your home - even if the securities were not received from you and the income from the securities is not actually used to maintain your household;
5.	Securities held in the name of any person other than you and those listed in paragraphs (3) and (4), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;
6.	Securities held by a pledgee for your account;
7.	Securities held by a trust in which you have an interest. A remainder interest confers beneficial ownership only if you have power to exercise or share investment control over the trust;
8.	Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust;
9.	Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;
10.	Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;
11.	Securities held by a personal holding company controlled by you alone or jointly with others;
12.	Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (4), above), if you can vest or revest title in yourself; and

1 Rule 204A-1 under the Advisers Act defines “beneficial interest” for purposes of investment advisers’ codes of ethics as follows:

“Beneficial ownership is interpreted in the same manner as it would be under § 240.16a-1(a)(2) of this chapter in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder.”

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Appendix A

13.	Securities held by an investment club in which you are a member; and
14.	Securities held by others, where you make investment or voting decisions for the account.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of this Code of Ethics. If you have a question or are in doubt about whether you would be considered to have a Beneficial Interest in any account, you should contact your Compliance Department.

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Appendix B

Jackson Holdings, LLC Identified Entities

CODE OF ETHICS AND CONDUCT

REQUEST FOR EXCEPTION

Section VI.G. of the Jackson Holdings Identified Entities Code of Ethics and Conduct (the “Code of Ethics”) permits each Identified Entity’s Compliance Department to grant exceptions to the requirements of the Code of Ethics (an “Exception”) under limited circumstances. Please note: capitalized terms not otherwise defined in this Appendix have the meanings ascribed to them in the Code of Ethics. In order to facilitate the process of reviewing any request for an Exception to the Code of Ethics, please provide the following information:

Part I. Request and Related Facts (to be completed by the party requesting the Exception)

  Identify the Identified Entity or Entities for which the proposed Exception is applicable:

  State the provision of the Code of Ethics for which an Exception is requested:

3.	Describe below (or attach hereto) the proposed Exception, together with any relevant factors you are aware of relating to the proposal. In particular, please describe any circumstance or factor in which the proposed Exception may result in a breach of the duties owed to the applicable Identified Entity’s clients by either any individual or the Identified Entity (if none, please indicate accordingly):

Requested for approval:

I certify that I have read and understand the section(s) of the Code of Ethics that would otherwise restrict the proposed Exception listed above and to the best of my knowledge I believe that the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to any applicable Identified Entity clients by me, any individual at the applicable Identified Entity or Entities, or such Identified Entity or Entities.

Name	Title	Date

Approved by

Name	Title	Date

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Appendix B

Part II: Legal/Regulatory Due Diligence (to be completed by the Identified Entity’s Legal/Compliance Department)

Discuss briefly below, or attach hereto, any Legal, Compliance or Regulatory concerns relating to the proposed Exception, including any qualifications with respect to your recommendation:

Recommended for approval:

_____	Yes

_____	No

Name	Title	Date

Part III: Determination of Compliance (to be completed by the Identified Entity Chief Compliance Officer or his or her designee)

The Identified Entity’s Compliance Department shall review the foregoing information to determine whether the proposed Exception (i) involves no material opportunity for abuse and (ii) does not result in a breach of the duties owed to clients by either the individuals listed or the applicable Identified Entity or Entities. In light thereof and upon review of the foregoing, the proposed Exception is:

_____	Approved*

_____	Not Approved

Name	Title	Date

_____________________________________

*Any qualifications to such approval are set forth below:

The Identified Entity’s Compliance Department shall retain in its files a copy of this Request and any related information.

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Appendix C

PTA SYSTEM SUPPLEMENTAL INFORMATION

  Opening Personal Trading Accounts. When opening a Personal Trading Account, Access Persons should provide notification to their Compliance Department by using the “Add Account” button in the PTA system. PTA will provide notification automatically to each applicable Identified Entity or Entities’ Compliance Department.

•         The Identified Entity’s Compliance Department will obtain a duplicate copy of each confirmation and periodic account statement issued to such Covered Person from each applicable broker-dealer, bank, or other financial institution.

  Closing a Personal Trading Account. When an Access Person closes an existing Personal Trading Account, or no longer has influence or control over that account, the Access Person shall provide the date the account was terminated in the PTA system.
  Process for Preclearance of Personal Securities Transaction. When seeking preclearance as required under the Code of Ethics, General Access Persons and Investment Access Persons must submit a request using the “Enter Preclearance” button in PTA, and receive authorization prior to initiating, recommending, or in any other way participating in a Personal Securities Transaction of any kind.
    In responding to each PTA question regarding preclearance approval, an individual must respond fully to all required fields.
    If PTA does not accept the CUSIP or other identifying marker for the security (e.g., transactions in a limited partnership), the individual must contact the applicable Identified Entity’s Compliance Department for further direction.
    In addition, if PTA is unavailable, an individual must contact their Compliance Department for instructions before executing any personal trade.

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